July 22, 1999

WESTERBEKE CORPORATION EXTENDS LONG TERM AGREEMENT WITH BAYLINER MARINE CORPORATION

AVON, MA - Westerbeke Corporation, located in Avon, Massachusetts, has signed a three year sales agreement with Bayliner Marine, Corp. This new three year agreement extends their long-standing relationship.

Westerbeke Corporation manufactures a comprehensive line of gasoline and diesel powered generators from 4.5 through 65 kilowatts for marine and industrial applications. Westerbeke also manufactures diesel marine propulsion engines from 12 through 108 horsepower. Dedicated to high quality products and service, Westerbeke has supplied the marine industry with engines and generators for over 50 years.

Bayliner Marine, Corp. is a division of Lake Forest, Illinois-based Brunswick Corporation, a multinational company with leadership positions in recreation, marine power and pleasure boating.